Exhibit 99.1

October 24, 2011

Board of Directors

Green Bankshares, Inc.

100 North Main Street

Greeneville, TN 37743

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated September 8, 2011, to the Board of Directors of Green Bankshares, Inc. (“GRNB”) as an Appendix to, and to the reference thereto under the headings “Questions and Answers—How was the exchange ratio determined?”, “Summary—Opinion of Sterne Agee”, “The Merger—The Merger of Green Bankshares and NAFH”, “The Merger—Reasons for the Merger” and “The Merger—Fairness Opinion from Sterne Agee” in, the prospectus relating to the proposed merger involving North American Financial Holdings, Inc. (“NAFH”) and GRNB, which prospectus forms a part of NAFH’s Registration Statement on Form S-4 to which this consent is filed as an exhibit. In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the terms “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Sterne, Agee & Leach, Inc.

STERNE, AGEE & LEACH, INC.